EXHIBIT 99.1

PRESS ANNOUNCEMENT
DATE:      SEPTEMBER 30, 2008
CONTACT:   C. KEITH SWANEY (440) 248-7171

       PVF CAPITAL CORP. ANNOUNCES MARK-DOWN IN VALUE OF PREFERRED STOCK;
                            REMAINS WELL CAPITALIZED

Solon, Ohio, Sept. 30 -- PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced today that it will incur a loss of approximately $1.1 million, net of taxes, resulting from the markdown in value of preferred stock issued by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). This loss will be recorded during the Company's first quarter ending September 30, 2008.

This action was taken following the September 7, 2008 announcement that the Federal Housing Finance Agency had placed FHLMC and FNMA under conservatorship and that dividend payments on the subject securities were being suspended. Accordingly, the Company will record a non-cash, other than temporary gross impairment charge of approximately $1.7 million during the three months ending September 30, 2008 relative to its investments in these preferred stocks. This represents an after-tax charge of approximately $1.1 million or $0.15 per share. With the outcome of this conservatorship being far from certain and with subsequent actions providing clear evidence of these investments' permanent impairment, the Company believes its decision to write these investments down in accordance with the provisions of Statement of Financial Accounting Standards No. 115 is appropriate. The Company will continue to monitor the market and hold its original investments in FHLMC and FNMA preferred stock.

The Company anticipates remaining "well capitalized" subsequent to the recording of these impairment charges. The Company does not foresee a need to raise additional equity capital as a result of this impairment-related write-down.

C. Keith Swaney, President of PVF Capital Corp., commented, "The Company has determined that the recognition of this loss is the most appropriate action for PVF Capital Corp at this time. We note that the Company remains well-capitalized under all regulatory guidelines, and that earnings from operations remain consistent." Final results for the period are anticipated to be released in the fourth week of October.

Park View Federal Savings Bank is a federally-chartered savings bank with over $880 million in assets, serving Northeastern Ohio from its main office in Solon and full-service branch offices in Shaker Hts., Beachwood, Bedford, Lakewood, North Royalton, Mentor, Mayfield, Macedonia, Bainbridge, Chardon, Solon, Medina, Avon, Strongsville, Streetsboro and Aurora, Ohio. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital market under the symbol PVFC.